Exhibit 10.38
Summary of Consulting Arrangement with John E. Bryson
Edison International and Mr. John E. Bryson have entered into a three-year arrangement commencing upon his retirement pursuant to which he will provide consulting services as requested. Under the arrangement, Mr. Bryson will receive $200,000 per year. Additionally, Mr. Bryson is provided with an office and secretarial support for the three-year period. Edison International also transferred to Mr. Bryson the ownership of a club membership and the company car he used while an employee.